Exhibit 99.2

October 27, 2010

To: Shareholders, Employees and Friends

Hudson Highland Group 2010 Third Quarter Financial Results

Market/Economic Observations

In the first half of 2010, we saw macroeconomic improvements in most of our key markets. Some businesses benefitted more than others, depending on their relative strengths and exposure to the growth sectors in their markets. Permanent placement has led this recovery, and our local management teams capitalized on these conditions to contribute significant improvements to company results.

During the third quarter of 2010, we saw most of the underlying growth trends of the first half of the year continue, though at a moderated rate. Permanent recruitment remained strong, led by Australia/New Zealand (ANZ), the U.K. and Asia. Temporary contracting growth was also strong in the U.K. However, many of our other temporary contracting businesses have yet to experience a robust recovery, including those in North America and ANZ. In continental Europe, stronger permanent placement in Belgium and France helped offset the typical seasonal softness, the reduction in public sector spending and the lack of economic recovery in the Netherlands. Yet, despite these mixed factors, all four of our reporting segments delivered revenue and gross margin growth compared with the prior year period in the third quarter.

Consolidated revenue was $200 million, representing 18 percent constant currency growth compared with the third quarter of 2009. This compares with 9 percent year-over-year growth in the second quarter of 2010. Sequentially, revenue increased slightly compared with the second quarter, which is unusual given the typical seasonal decline during the summer months in Europe and North America. Hudson’s third quarter EBITDA of $1.2 million was $7.2 million better than the same period last year.

During the quarter, some of our regional management teams began to add revenue-producing headcount as demand outpaced capacity. This reduced our operating leverage from the first half, which was in excess of 100 percent on both a reported and constant currency basis. Both our North American and continental European operations were stronger in the last month of the quarter, a positive sign going into the fourth quarter. For the full year, we expect our leverage to be greater than 70 percent on a constant currency basis.

Regional Highlights

Europe

In the third quarter of 2010, Hudson Europe gross margin increased 10 percent compared with the prior year period, or 19 percent in constant currency. Gross margin growth on a constant currency basis was led by a 38 percent increase in the U.K., while continental Europe was relatively flat. On a sequential constant currency basis, Europe’s gross margin was down 9 percent compared with the second quarter, with the U.K. down slightly combined with a typical summer decrease in continental Europe.

The U.K. continued to produce strong competitive results in both permanent recruitment and temporary contracting services, led by the IT and banking practices. Public sector recruitment in the U.K. was down 25 percent in the third quarter and now constitutes approximately 10 percent of the operation’s revenue. On October 20, the U.K. government announced the budget for next year, featuring a broad cutback in public expenditures. In addition to the impact on the public sector, there is some risk of a broad negative impact on the U.K. economy and, in turn, the staffing industry.

Our businesses in Belgium and France both produced local currency revenue increases compared with the prior year period due to continued strength in permanent recruitment. Our Netherlands business, Balance, was below prior year in the third quarter. The Netherlands market in general has not shown much recovery from the global recession and we have faced greater competition, reduced public sector spending and pricing pressure in our public sector niche. Intra-quarter trends, however, were positive with several countries reporting a pick up in September.

Hudson Europe produced an adjusted EBITDA of $1.0 million, compared with breakeven in the prior year period. Leverage in the quarter was negatively impacted by hiring in both continental Europe and the U.K., an important step to diversify our business in the region.

Hudson Europe	Q3 2010	Q3 2009
(In thousands)
Gross margin	$32,647	$29,571
SG&A	31,688	29,542
Adj. EBITDA	959	30
Reorganization cost	(0)	1,881
Non-operating expense, including corporate administrative charges	3,088	554
EBITDA	(2,128)	(2,406)

Australia and New Zealand

Trends continue to improve in our ANZ business. In New Zealand, gross margin increased sharply for the first time in eight quarters, fueled by strong demand for permanent recruitment. Australia also saw surging demand for permanent recruitment, supported by a relatively strong Australian economy and low unemployment. In the third quarter, ANZ’s gross margin increased 29 percent compared with the prior year period on a reported basis and 19 percent in constant currency. Gross margin growth came primarily from a 63 percent constant currency increase in permanent recruitment. Compared with the second quarter of 2010, gross margin increased 7 percent in constant currency, driven by an improvement in both permanent recruitment and temporary contracting. The region produced an adjusted EBITDA of $2.8 million, compared with $1.5 million in the prior year period.

Hudson ANZ	Q3 2010	Q3 2009
(In thousands)
Gross margin	$24,259	$18,754
SG&A	21,450	17,207
Adj. EBITDA	2,809	1,547
Reorganization cost	0	405
Non-operating expense, including corporate administrative charges	1,433	(12)
EBITDA	1,376	1,156

Asia

In the third quarter, our Asia business continued to capitalize on improving economic conditions in the region. Top line results were subject to more challenging year-over-year comparisons, as the third quarter of 2009 was the first full quarter of recovery in Asia. Gross margin increased 29 percent from the prior year period, and 9 percent sequentially, both on a constant currency basis. Results benefitted from greater consultant productivity and higher average fees per placement in all markets, but particularly in China and Singapore. The financial services business was strong in all markets as was IT and industrials in China. Adjusted EBITDA in the third quarter was $1.6 million, or about 18 percent of revenue, an improvement from $1.0 million, or 16 percent of revenue, in the prior year period.

Hudson Asia	Q3 2010	Q3 2009
(In thousands)
Gross margin	$8,774	$6,607
SG&A	7,127	5,576
Adj. EBITDA	1,647	1,031
Reorganization cost	-	-
Non-operating expense, including corporate administrative charges	478	70
EBITDA	1,169	961

Americas

Hudson Americas produced stable third quarter results, though the region has yet to see a significant recovery. Gross margin was up slightly compared with the prior year period driven by growth in Legal and IT. This was the first quarter this year in which North America generated a positive year-over-year top-line comparison. Sequentially, revenue and gross margin declined 7 percent from the second quarter, which was in line with the typical seasonal pattern. We continue to see only modest recovery in the small and medium-sized businesses where our Finance and IT practices have historically been strongest. Temporary contracting gross margin percentage declined 135 basis points compared with the prior year, due to a mix shift toward Legal, which generally has lower margins than the Finance and IT practices.

Adjusted EBITDA was $0.2 million, an increase of $1.8 million on a slight gross margin increase.

Hudson Americas	Q3 2010	Q3 2009
(In thousands)
Gross margin	$9,311	$9,258
SG&A	9,144	10,892
Adj. EBITDA	167	(1,634)
Reorganization cost	41	592
Non-operating expense, including corporate administrative charges	(407)	569
EBITDA	532	(2,795)

Corporate

Corporate expenses were $5.0 million before allocations, representing an increase from $4.2 million in the third quarter of 2009. This increase was driven primarily by higher variable compensation expense due to higher EBITDA compared with the prior year period. During the quarter, the company reserved $0.2 million in connection with the discussions regarding a settlement with the SEC. Any such settlement will depend on a number of factors described in the company's Report on Form 10-Q for the third quarter, expected to be filed on October 29, 2010.

Liquidity and Capital Resources

During the third quarter, the company signed two new revolving credit facilities, including a $40 million facility with RBS secured by receivables in the U.S. and the U.K., and an AUD$15 million facility ($14.5 million) with Commonwealth Bank of Australia (CBA) secured by receivables in Australia. The combination of these new credit facilities increased the company’s availability by over $10 million.

The company ended the third quarter of 2010 with $34.2 million in cash, and had breakeven cash flow from operations. During the quarter, the company made its final earn-out payment to Tony Keith Associates in China and recorded costs associated with the new credit facilities. The company ended the quarter with $13.9 million in borrowings under all credit facilities.

Availability under the new RBS and CBA agreements at the end of the third quarter totaled $26.9 million. Availability under other local country facilities is $5.8 million for a total availability of $32.8 million.

The company incurred termination costs related to the prior credit facility of approximately $0.9 million, consisting of $0.6 million for early termination and $0.3 million for unamortized costs. The latter is recorded in interest expense.

Guidance

The company currently expects fourth quarter 2010 revenue of $210 - $220 million and EBITDA of $3 - $5 million at prevailing exchange rates. This compares with revenue of $182.5 million and an EBITDA loss of $5.0 million in the fourth quarter of 2009.

Safe Harbor Statement

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions’ that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations; the ability of clients to terminate their relationship with the company at any time; risks in collecting the company’s accounts receivable; the company’s history of negative cash flows and operating losses may continue; the company’s limited borrowing availability under its credit facilities, which may negatively impact its liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; risks related to fluctuations in the company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; risks associated with the company’s investment strategy; risks and financial impact associated with dispositions of underperforming assets; implementation of the company’s cost reduction initiatives effectively; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; the company’s ability to attract and retain highly skilled professionals; volatility of the company’s stock price; the impact of government regulations; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
(in thousands)
(unaudited)

For The Three Month Ended September 30, 2010	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue, from external customers	$37,839	$80,503	$72,974	$9,078	$-	$200,394
Gross margin, from external customers	$9,311	$32,647	$24,259	$8,774	$-	$74,991
Business reorganization and integration expenses (recovery)	$41	$-	$-	$-	$-	$41
Non-operating expense (income), including corporate administration charges	(407)	3,088	1,433	478	(5,213)	(621)
EBITDA (Loss) (1)	$532	$(2,128)	$1,376	$1,169	$244	$1,193
Depreciation and amortization expenses						1,981
Interest expense, net						497
Provision for income taxes						599
Loss (income) from discontinued operations, net of taxes						14
Net income						$(1,898)

For The Three Month Ended September 30, 2009	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue, from external customers	$35,705	$67,898	$59,026	$7,018	$-	$169,647
Gross margin, from external customers	$9,258	$29,571	$18,754	$6,607	$-	$64,190
Business reorganization and integration expenses (recovery)	$592	$1,881	$405	$-	$-	$2,878
Non-operating expense (income), including corporate administration charges	569	554	(12)	70	(1,280)	(99)
EBITDA (Loss) (1)	(2,795)	(2,406)	1,156	961	(2,917)	(6,001)
Depreciation and amortization expenses						2,741
Interest expense, net						96
Provision for income taxes						(1,215)
Loss (income) from discontinued operations, net of taxes						(770)
Net loss						$(6,853)

For the Three Months Ended December 31, 2009	Hudson Americas	Hudson Europe	Hudson ANZ	Hudson Asia	Corporate	Total
Revenue, from external customers	$39,010	$74,503	$61,494	$7,497	$-	$182,504
Gross margin, from external customers	$10,220	$33,005	$18,971	$7,179	$-	$69,375
Business reorganization and integration expenses (recovery)	$1,794	$3,135	$849	$-	$123	$5,901
Non-operating expense (income), including corporate administration charges	(936)	91	177	(22)	19	(671)
EBITDA (Loss) (1)	$(1,162)	$(1,552)	$(494)	$1,167	$(3,006)	$(5,047)
Depreciation and amortization expenses						3,175
Interest expense, net						224
Benefit from income taxes						(3,450)
Loss (income) from discontinued operations, net of taxes						5,429
Net loss						$(10,425)

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

(2)	Prior year revenue has been reclassed to conform to current year presentation.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate monthly financial data for the previously reported period. The company uses constant currency to depict the current period results at the exchange rates of the prior period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	2010			2009
		Currency	Constant
	As Reported	Translation	Currency	As Reported
Revenue:
Hudson Americas	$37,839	$(15)	$37,824	$35,705
Hudson Europe	80,503	5,580	86,083	67,898
Hudson ANZ	72,974	(5,843)	67,131	59,026
Hudson Asia	9,078	(281)	8,797	7,018
Total	200,394	(559)	199,835	169,647
Direct costs:
Hudson Americas	28,528	-	28,528	26,447
Hudson Europe	47,856	3,144	51,000	38,327
Hudson ANZ	48,715	(3,901)	44,814	40,272
Hudson Asia	304	(14)	290	411
Total	125,403	(771)	124,632	105,457
Gross margin:
Hudson Americas	9,311	(15)	9,296	9,258
Hudson Europe	32,647	2,436	35,083	29,571
Hudson ANZ	24,259	(1,942)	22,317	18,754
Hudson Asia	8,774	(267)	8,507	6,607
Total	$74,991	$212	$75,203	$64,190
Selling, general and administrative (1)
Hudson Americas	$9,572	$(17)	$9,555	$11,935
Hudson Europe	32,473	2,435	34,908	30,456
Hudson ANZ	22,083	(1,789)	20,294	17,775
Hudson Asia	7,224	(201)	7,023	5,747
Corporate	5,007	-	5,007	4,240
Total	$76,359	$428	$76,787	$70,153

(1)	Selling, general and administrative expenses include depreciation and amortization expenses.